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                               [ATS MEDICAL LOGO]


Contacts:
ATS Medical, Inc.
Michael Dale
President and CEO, 763-557-2224
Jack Judd
CFO, 763-557-2222

Investors:                                          Media:
Douglas Sherk, 415-652-9100                         Steve DiMattia, 646-277-8706
Jennifer Beugelmans, 415-896-6820                   Sheryl Seapy, 949-608-0841

FOR IMMEDIATE RELEASE

           ATS MEDICAL REPORTS 37.5% INCREASE IN FOURTH QUARTER SALES
               Fourth Quarter and Full Year Results Set New Record

MINNEAPOLIS, February 8, 2006 /PR Newswire-First Call/-- ATS Medical, Inc. (Nasdaq: ATSI), developer, manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported that sales for the fourth quarter of 2005 increased 37.5% to $9.9 million, compared with sales of $7.2 million for the fourth quarter of 2004. Mechanical heart valve sales represented 86% of total revenue, while other products and services represented 14% of total revenue. There was no meaningful impact on revenue from foreign currency exchange. The operating loss for the fourth quarter of 2005 was $5.1 million, compared with an operating loss of $5.5 million in the fourth quarter of 2004. The net loss in both 2005 and 2004 for the fourth quarter was $5.4 million.

For the full year ended December 31, 2005, sales increased 24% to $34.6 million, compared with sales of $28.0 million for the year ended December 31, 2004. The net loss for the year was $16.6 million, which was comparable to the net loss of $16.6 million for 2004.

"We finished 2005 with a record quarter and a strong foundation for success for the future," said Michael Dale, Chairman, President and CEO. "We achieved sales growth of 37.5% through an 18.3% year-over-year increase in the sales of our Open Pivot Heart Valve(R) and a 15.3% sequential increase in the sale of other products and services. The diversification of our product portfolio over the last year into surgical ablation of cardiac arrhythmias, cardiac allograft tissue services, and our entry this quarter into the heart valve repair market, expand our market opportunities while leveraging existing customer relationships and distribution infrastructure. Our proposed acquisition of 3F Therapeutics potentially expands our revenue market opportunity by more than $600 million and substantially completes our effort to establish a competitive presence in all segments of

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the $1.2 billion heart valve therapy market. Each of the three generations of the 3F Aortic Bioprosthesis(TM) product line is unique in its advantages while sharing a common technology platform. We believe 3F's tissue heart valve and beating heart surgery technology will provide ATS a best of class product offering capable of capturing tissue heart valve market share in the short- and long-term.

"Finally, we continued to make operational progress during the fourth quarter and are on target with our efforts to improve gross margins in 2006," said Mr. Dale. "Our inventories have declined more than $6 million, or 22%, from the December 31, 2004 level. During the fourth quarter of 2005, we charged $1.8 million of production variances related to our pyrolytic carbon manufacturing activities to operations due to the completion of an analysis of the Company's pyrolytic carbon facility and the determination that certain factory ramp-up costs should be appropriately charged to cost of sales. Selling and marketing costs for the fourth quarter of 2005 increased approximately 10% year-over-year due primarily to the expansion of the product lines we offer the cardiovascular surgeon, while general and administrative expense has increased 5% primarily due to the expensing of restricted stock awards.

"Looking ahead, we believe we will increase sales in 2006 by at least 20% and surpass $40 million in annual revenue," continued Mr. Dale. "The 3F research and development program will substantially increase our investment in this area during 2006. However, we do expect to continue to increase our gross margins as we consume our remaining high-cost pyrolytic carbon inventory during the first quarter of 2006. In addition, we remain very excited about the market potential of the PARSUS(TM) blood filtration technology and look forward to reporting on the next product development milestone in the first half of 2006," Mr. Dale concluded.

CONFERENCE CALL TODAY

ATS management will host a conference call and web cast today, February 8, 2006 at 4:30 p.m. ET to discuss its fourth quarter and full year financial results, outlook for the remainder of 2006 and current corporate developments. The dial in number for the conference call is 800-218-0713 for domestic participants and 303-262-2211 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through Midnight ET on Thursday, February 16, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11052117#. A live webcast of the call can be accessed at http://www.atsmedical.com by clicking on the Investors icon. The replay of the webcast will be available on the company's website for one year.

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ABOUT ATS MEDICAL

ATS Medical, Inc. manufactures and markets products and services focused on cardiac surgery. The Company, global in scope, has been headquartered in Minneapolis since its founding in 1991. More than 100,000 ATS Open Pivot(R) Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. ATS Medical's focus on serving the cardiac surgery community is further strengthened by product and service offerings including ATS Simulus(TM) annuloplasty products for heart valve repair, Surgi-Frost(R) and Frost-Byte(R) products for surgical cryoablation of cardiac arrhythmias, RTI-Cardiovascular for allograft tissue services, QAS home monitoring services for anticoagulation therapy, and the development of PARSUS blood filtration technology. The ATS Medical web site is http://www.atsmedical.com.

SAFE HARBOR

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the successful completion of the 3F Therapeutics acquisition, which is subject to the satisfaction of various conditions, including approval by the shareholders of ATS, as well as regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2005.



                                       ###


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                                ATS MEDICAL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                      Three months ended                 Year ended
                                                          December 31,                   December 31,
                                                    -----------------------       -----------------------
                                                      2005           2004           2005            2004
                                                    --------       --------       --------       --------
Net sales                                           $  9,933       $  7,226       $ 34,636       $ 28,015
Cost of goods sold                                     7,339          5,855         22,828         21,227
                                                    --------       --------       --------       --------
Gross profit                                           2,594          1,371         11,808          6,788

Operating expenses:
      Sales and marketing                              5,183          4,693         18,948         16,520
      Research and development                           615            360          1,733          1,011
      General and administrative                       1,871          1,783          7,314          5,954
                                                    --------       --------       --------       --------
           Total operating expenses                    7,669          6,836         27,995         23,485
                                                    --------       --------       --------       --------
Operating loss                                        (5,075)        (5,465)       (16,187)       (16,697)
                                                    --------       --------       --------       --------

Interest (expense) income                               (318)            21           (376)            54
                                                    --------       --------       --------       --------

Net loss                                            ($ 5,393)      ($ 5,444)      ($16,563)      ($16,643)
                                                    ========       ========       ========       ========

Net  loss per share:
Basic and diluted                                   ($  0.17)      ($  0.18)      ($  0.53)      ($  0.58)
                                                    ========       ========       ========       ========

Weighted average number of shares outstanding:
Basic and diluted                                     31,092         30,820         31,009         28,856
                                                    ========       ========       ========       ========



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                                ATS MEDICAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                           December 31,  December 31,
                                               2005         2004
                                           ------------  -----------

ASSETS
Cash and short-term investments               $21,709      $15,994
Accounts receivable                            10,453        7,893
Inventories                                    21,286       24,303
Prepaid expenses                                1,204        1,053
                                              -------      -------
Total current assets                           54,652       49,243

Property and equipment, net                     8,330        7,650
Other inventories                                  --        3,000
Intangible assets                              22,015       18,720
Other assets                                      446          438
                                              -------      -------
TOTAL ASSETS                                  $85,443      $79,051
                                              =======      =======


LIABILITIES & SHAREHOLDERS' EQUITY
Accounts payable                              $ 3,598      $ 4,049
Accrued compensation                            2,394        1,797
Other accrued liabilities                       1,410        1,174
Current maturities of long-term debt              833          764
                                              -------      -------
Total current liabilities                       8,235        7,784

Convertible notes payable                      20,945           --
Other long-term liabilities                       903        1,826

Shareholders' equity                           55,360       69,441
                                              -------      -------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY      $85,443      $79,051
                                              =======      =======



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                                ATS MEDICAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)


                                                              Year ended December 31,
                                                            ---------------------------
                                                                2005           2004
                                                            ------------    -----------
OPERATING ACTIVITIES
Net loss                                                      ($16,563)      ($16,643)
Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                                 1,563          1,088
    Compensation expense on stock options                          585             60
    Loss on disposal of equipment                                   35             17
    Lower of cost or market adjustment                             700            819
    Changes in operating assets and liabilities                  2,898          9,537
                                                              --------       --------
Net cash used in operating activities                          (10,782)        (5,122)

INVESTING ACTIVITIES
Maturities of short-term investments, net of purchases           2,603         (5,689)
Payments for intangible assets                                  (1,817)          (232)
Net purchases of furniture, machinery and equipment             (2,278)        (2,860)
                                                              --------       --------
Net cash used in investing activities                           (1,492)        (8,781)

FINANCING ACTIVITIES
Sale of senior convertible notes, net of financing costs        20,817             --
Net proceeds from sales of common stock                            534         13,177
Loan advances                                                       --          2,500
Repayments on note payable                                        (764)            --
Non-cash interest expense                                          176             12
                                                              --------       --------
Net cash provided by financing activities                       20,763         15,689

Other items                                                       (171)            44
                                                              --------       --------

Increase in cash and cash equivalents                         $  8,318       $  1,830
                                                              ========       ========